Exhibit 99.1

FOR IMMEDIATE RELEASE
November 10, 2006

Novell Announces Successful Completion of Consent Solicitation

WALTHAM, Mass. – November 10, 2006 — Novell, Inc. (NASDAQ:NOVL) today announced the successful completion of its previously announced consent solicitation with respect to certain amendments to, and a waiver of rights to pursue remedies available with respect to certain alleged defaults under, the provisions of the indenture, dated July 2, 2004 (the “Indenture”), governing its 0.50% convertible senior debentures due 2024 (CUSIP Nos. 670006AB1 and 670006AC9) (collectively, the “Debentures”). As of the expiration of the consent solicitation at 5:00 p.m., New York City time, on November 9, 2006, Novell had received the consents from the holders in excess of a majority of the outstanding aggregate principal amount of the Debentures.

Novell and Wells Fargo Bank, National Association, the trustee under the Indenture, are entering into a first supplemental indenture implementing the proposed amendments described in the consent solicitation statement dated October 17, 2006, as amended and supplemented on October 31, 2006 and November 7, 2006 (the “Consent Solicitation Statement”). The amendments will be binding on all debentureholders, including non-consenting debentureholders.

Under the terms of the Consent Solicitation Statement, Novell will pay an additional 7.33% per annum (payable semi-annually) in special interest on the Debentures from and after November 9, 2006 to, but excluding, November 9, 2007. Payments of the special interest will be made along with the regular interest payments to debentureholders entitled to such regular interest payments.

Citigroup Corporate and Investment Banking served as the solicitation agent for the consent solicitation. Questions regarding the consent solicitation may be directed to Citigroup Corporate and Investment Banking at (800) 558-3745 (toll-free) or (212) 723-6106. The information agent for the consent solicitation was Global Bondholder Services Corporation.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the Debentures nor is this announcement an offer to sell or a solicitation of an offer to purchase new securities. The consent solicitation was made solely by means of the Consent Solicitation Statement and the related Consent Form.

Legal notice regarding forward-looking statements

This press release includes statements that disclose Novell's or management's intentions, expectations or predictions of the future, including statements about claims of default with respect to Novell's 0.50% Convertible Senior Debentures due 2024 and potential consequences, and these statements are forward-looking statements. Novell cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. In addition, potential risks and uncertainties include, among other things: (1) the results of the review of Novell's historical stock-based compensation practices and the related potential accounting impact; (2) the timing of the completion of such review by the Audit Committee and the independent outside legal counsel engaged by the Audit Committee to conduct the review; (3) any potential restatement and filing of previously issued financial statements and assessment of the effectiveness of disclosure controls and procedures and internal control over financial reporting; (4) the review and filing of Novell's Form 10-Q for the fiscal quarter ended July 31, 2006; (5) the possibility that the occurrence of an Event of Default under the indenture could cause acceleration of repayment of the entire principal amounts and accrued interest on the Debentures; (6) the possibility that the NASDAQ Listing Qualifications Panel may not grant Novell's request for an extension to regain compliance with NASDAQ listing qualifications or Novell's failure to regain compliance within any extension period that is granted, in which case Novell's common stock would be delisted from The NASDAQ Stock Market; (7) any adverse results of lawsuits or governmental inquiries; and (8) additional risks and uncertainties and important factors described in Novell's filings with the SEC, including our most recent annual report on Form 10-K. There can be no assurance that the outcome of the review by Novell's Audit Committee of Novell's past stock-based compensation practices and the related potential accounting impact will not result in changes in the preliminary financial results for the third fiscal quarter 2006 or a restatement of financial results provided by the company for any historical period. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

About Novell

Novell, Inc. delivers Software for the Open Enterprise™. With more than 50,000 customers in 43 countries, Novell helps customers manage, simplify, secure and integrate their technology environments by leveraging best-of-breed, open standards-based software. With more than 20 years of experience, 4,700 employees, 5,000 partners and support centers around the world, Novell helps customers gain control over their IT operating environment while reducing costs. More information about Novell can be found at http://www.novell.com.

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Novell and NetWare are registered trademarks, and Software for the Open Enterprise is a trademark of Novell, Inc. in the United States and other countries. * Linux is a registered trademark of Linus Torvalds. All other third-party trademarks are the property of their respective owners.

Press Contact:

Bruce Lowry
Novell, Inc.
Phone: 415-383-8408
E-Mail: blowry@novell.com

Investor Relations Contact:

Bill Smith
Novell, Inc.
Phone: 800-317-3195
E-Mail: wsmith@novell.com